Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Meredith Payette
+1 312-517-5725	+1 312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces Fourth Quarter and Full-Year 2018 Financial Results

Key Highlights

•	Q4 2018 consolidated revenue of $217.2 million, up 16% year over year, with a net loss of $59.7 million

•	Q4 2018 Adjusted EBITDA(1) of $19.4 million, leading to full-year 2018 Adjusted EBITDA of $71.2 million, exceeding the recently updated financial guidance

•	BA Segment Profit reached $35.6 million in Q4 2018, up 33% year over year

•	More than 1,000 2Ku aircraft at 14 global airlines as of December 31, 2018, with 109 2Ku aircraft placed online in Q4. 2Ku backlog of approximately 1,000 aircraft as of December 31, 2018(2)

•	Delivered excellent 2Ku performance with 98% availability in the month of December

•	Q4 2018 Cash Flow from Operating Activities of $9.6 million and Free Cash Flow of $2.3 million(1)

•	Projecting $100 million improvement in Free Cash Flow in 2019 versus 2018

CHICAGO – February 21, 2019 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended December 31, 2018.

Fourth Quarter 2018 Consolidated Financial Results

•	Consolidated revenue increased to $217.2 million.

•

Service revenue of $160 million declined 2% from Q4 2017, primarily related to the de-installations of American Airlines ATG aircraft, totaling 375 at the end of 2018, and the change in business terms associated with their transition to an airline-directed business model. Hereinafter, we refer to these items as the “de-installations.”

•	Equipment revenue increased to $57.2 million, up from $24 million in Q4 2017, primarily due to the post-adoption impact of ASC 606.

•	Net loss of $59.7 million includes a $19.7 million loss on the extinguishment of debt.

•	Adjusted EBITDA(1) decreased to $19.4 million, down 22% from Q4 2017, primarily related to the de-installations.

•	Capital expenditures decreased to $7.3 million, down from $66.0 million in Q4 2017.

•	Cash CAPEX(1) decreased to $2.4 million from $43.1 million in Q4 2017, driven by an increase in installations under the airline-directed model.

•	Cash, cash equivalents and short-term investments were $223.5 million as of December 31, 2018, substantially higher than previous expectations.

“Gogo’s focus on execution resulted in major operational improvements over the course of 2018, including excellent 2Ku performance and aggressive cost controls within our CA business,” said Oakleigh Thorne, Gogo’s President and CEO. “As we build on this momentum and put the negative effects of the de-installations behind us over the next several quarters, we expect to see a return to higher revenue and profit growth in 2020.”

“Strong execution led to fourth quarter financial performance coming in well ahead of our internal projections, particularly for Adjusted EBITDA and our year-end cash balance,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “We expect to improve Free Cash Flow by approximately $100 million in 2019 as we continue to grow Adjusted EBITDA and improve working capital.”

Fourth Quarter 2018 Business Segment Financial Results

Business Aviation (BA)

•	Total revenue increased to $73.6 million, up 11% from Q4 2017.

•	Service revenue increased to $51.3 million, up 13% from Q4 2017, driven by a 12% increase in ATG units online and a 3% increase in average monthly service revenue per ATG unit online.

•	Equipment revenue increased to $22.3 million, up 8% from Q4 2017, driven by continuing strong demand for AVANCE L5 and L3 systems.

•	Segment profit increased to $35.6 million, up 33% compared to the prior year period, with segment profit margin of 48%, up from 41% in the prior year period.

Commercial Aviation—North America (CA-NA)

•	Take rates increased to 12.9% in Q4 2018 up from 9.9% in the prior year period.

•	Primarily as a result of the de-installations discussed above:

•	Total revenue decreased to $97.3 million from $105.1 million, down 7% from Q4 2017.

•	Service revenue decreased to $89.4 million, down 13% from Q4 2017.

•	Aircraft online decreased 10% to 2,551 on December 31, 2018 from 2,840 on December 31, 2017.

•	Net annualized ARPA decreased to $113,000, down 5% from $119,000 in Q4 2017.

•	Equipment revenue increased to $7.9 million, up from $1.9 million in Q4 2017, due to the post-adoption impact of ASC 606.

•	Segment profit decreased to $8.8 million from $23.5 million in Q4 2017, due to the effect of the de-installations and higher satcom expense.

Commercial Aviation—Rest of World (CA-ROW)

•	Aircraft online increased to 589, up from 391 on December 31, 2017.

•	Total revenue increased to $46.4 million, up from $16.9 million in Q4 2017.

•	Service revenue increased to $19.3 million, up 26% from Q4 2017, due to an increase in aircraft online.

•	Equipment revenue increased to $27.1 million, up from $1.6 million in the prior year period, due to the post-adoption impact of ASC 606.

•

Net annualized ARPA of $144,000 in Q4 2018 declined from $183,000 in the prior year period, due primarily to the significant growth in new aircraft fleets online, which typically initially generate lower net annualized ARPA.

•	Segment loss of $24.7 million declined slightly versus Q4 2017 as higher equipment losses were offset by an increase in 2Ku aircraft online.

Full-Year 2018 Consolidated Financial Results

•	Consolidated revenue increased to $893.8 million.

•	Service revenue increased to $630.1 million, up 2% from 2017, due to growth in our BA segment, that was partially offset by the decline in CA NA service revenue driven by the de-installations.

•	Equipment revenue increased to $263.6 million, up from $81.2 million in 2017, due to the post-adoption impact of ASC 606 and the 34% annual growth of BA equipment revenue.

•	Net loss decreased to $162 million, an improvement of 6% from 2017, primarily related to the continued strong performance of our BA segment.

•

Adjusted EBITDA(1) increased to $71.2 million, up 22% from $58.5 million in 2017, related primarily to strong results in our BA segment and, secondarily, related to decreased losses in the ROW segment.

•	Capital expenditures decreased to $131.7 million in 2018 from $280.2 million in 2017.

•	Cash CAPEX(1) decreased to $107.6 million from $220.5 million in 2017, driven by an increase in installations under the airline-directed model.

Recent Developments

•

On December 6, 2018, Gogo closed its offering of $238 million of 6% convertible senior notes due in May 2022. This effectively extended the maturity of approximately $200 million of our outstanding convertible senior notes from March 2020 until May 2022.

•

Gogo surpassed 1,000 2Ku aircraft online and ended 2018 with nearly 1,300 commercial aircraft installed with satellite IFC systems and approximately 1,000 2Ku aircraft in backlog as of December 31, 2018.

•

As of February 20, 2019, Gogo had experienced no incidents of 2Ku system degradation on aircraft fitted with Gogo’s recent de-icing modifications. Gogo estimates that aircraft with Gogo de-icing modifications have now flown 15,000 flights that had been de-iced, based on Federal Aviation Administration (FAA) data listing airports under de-icing conditions.

•	The Airbus A220 has now entered revenue service with Delta offering both 2Ku and Gogo Vision Touch.

•	Gogo completed its first satellite IFC installation on a Boeing 787-800 aircraft using a service bulletin.

•	As of February 6, 2019, BA had shipped more than 770 AVANCE systems (L3 and L5) with over 500 L5 systems installed and in operation.

Business Outlook

The Company provides its 2019 financial guidance as follows:

•	Total consolidated revenue of $800 million to $850 million

•	CA-NA revenue of $355 million to $380 million, with ~10% from equipment revenue

•	CA-ROW revenue of $135 million to $150 million, with ~30% from equipment revenue

•	BA revenue of $310 million to $320 million

Note that CA equipment revenue is affected by the number of installations completed under the airline-directed business model in the period. 2019 revenue guidance reflects the impact of one airline switching from the airline-directed business model to the turnkey business model, which will reduce equipment revenue.

•	Adjusted EBITDA(1) of $75 million to $95 million

•	$100 million improvement in Free Cash Flow(1) versus 2018

•	Increase of 400 to 475 in 2Ku aircraft online

(1)	See “Non-GAAP Financial Measures” below.
(2)

Please refer to the definition of “backlog” in our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission on February 21, 2019, under the heading “Contracts with Airline Partners” in Item 1.

Conference Call

The Company will host its fourth quarter conference call on February 21, 2019 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 9093514.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Cash CAPEX and Free Cash Flow in the supplemental tables below. Management uses Adjusted EBITDA, Cash CAPEX and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Cash CAPEX and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or liquidity with Cash CAPEX or Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, (iii) use Cash CAPEX in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity and (iv) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA and Free Cash Flow for fiscal 2019 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of or failure to realize the anticipated benefits from agreements with our airline partners or customers on a timely basis or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline and passenger satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service or develop and deploy the technology to which our ATG network evolves or other components of our technology roadmap for any reason, including technological issues and related remediation efforts, changes in regulations or regulatory delays or failures affecting us, or our suppliers, some of whom are single source, or the failure by our airline partners or customers to roll out equipment upgrades or new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to make our equipment factory line-fit available on a timely basis; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; governmental action restricting trade with China or other foreign countries; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners and customers and the effect of shifts in business models; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment, including quality and performance issues related to de-icing fluid or other moisture entering our antennas; the limited operating history of our CA-ROW segment; contract changes and implementation issues resulting from decisions by airlines to transition from the turnkey model to the airline-directed model or vice versa ; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; obsolescence of, and our ability to access parts, products, equipment and support services compatible with, our existing technologies and products; changes as a result of U.S. federal tax reform; costs associated with defending existing or future intellectual property infringement, securities and derivative litigation and other litigation or claims and any negative outcome or effect of pending or future litigation; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; our substantial indebtedness, including our Convertible Senior Notes maturing March 1, 2020; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing for operations, or financing intended to refinance our existing indebtedness on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services; a future act or threat of terrorism, cybersecurity attack or other events that could result in adverse regulatory changes or developments as referenced above, or otherwise adversely affect our business and industry; the effect of U.S. government security concerns on our ability to continue to use ZTE as a supplier; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable; our ability to successfully implement our new enterprise resource planning system, our new Integrated Business Plan and other improvements to systems, operations, strategy and procedures needed to support our growth; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018 as filed with the Securities and Exchange Commission (“SEC”) on February 21, 2019.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

Gogo’s products and services are installed on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL, with additional facilities in Broomfield, CO, and locations across the globe. Connect with us at gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months		For the Years Ended
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Revenue:
Service revenue	$160,037	$163,988	$630,147	$617,906
Equipment revenue	57,187	24,022	263,617	81,184

Total revenue	217,224	188,010	893,764	699,090

Operating expenses:
Cost of service revenue (exclusive of items shown below)	73,569	66,540	291,642	268,334
Cost of equipment revenue (exclusive of items shown below)	51,641	16,931	222,244	58,554
Engineering, design and development	31,886	30,024	120,090	133,286
Sales and marketing	13,532	16,764	58,823	64,017
General and administrative	23,117	23,509	94,269	93,671
Depreciation and amortization	33,170	48,669	133,617	145,490

Total operating expenses	226,915	202,437	920,685	763,352

Operating loss	(9,691)	(14,427)	(26,921)	(64,262)

Other (income) expense:
Interest income	(985)	(965)	(4,292)	(2,964)
Interest expense	30,871	30,190	122,809	111,944
Loss on extinguishment of debt	19,653	—	19,653	—
Other expense	292	428	233	750

Total other expense	49,831	29,653	138,403	109,730

Loss before income taxes	(59,522)	(44,080)	(165,324)	(173,992)
Income tax provision (benefit)	166	(2,942)	(3,293)	(1,997)

Net loss	$(59,688)	$(41,138)	$(162,031)	$(171,995)

Net loss attributable to common stock per share—basic and diluted	$(0.74)	$(0.52)	$(2.02)	$(2.17)

Weighted average number of shares—basic and diluted	80,303	79,603	80,038	79,407

Gogo Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$184,155	$196,356
Short-term investments	39,323	212,792

Total cash, cash equivalents and short-term investments	223,478	409,148
Accounts receivable, net of allowances of $500 and $587, respectively	134,308	117,896
Inventories	193,045	45,543
Prepaid expenses and other current assets	34,695	20,310

Total current assets	585,526	592,897

Non-current assets:
Property and equipment, net	511,867	656,038
Goodwill and intangible assets, net	83,491	87,133
Other non-current assets	84,212	67,107

Total non-current assets	679,570	810,278

Total assets	$1,265,096	$1,403,175

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$23,860	$27,130
Accrued liabilities	212,459	201,815
Deferred revenue	38,571	43,448
Deferred airborne lease incentives	24,145	42,096
Current portion capital leases	652	1,789

Total current liabilities	299,687	316,278

Non-current liabilities:
Long-term debt	1,024,893	1,000,868
Deferred airborne lease incentives	129,086	142,938
Other non-current liabilities	80,191	134,655

Total non-current liabilities	1,234,170	1,278,461

Total liabilities	1,533,857	1,594,739

Commitments and contingencies	—	—
Stockholders’ deficit
Common stock, par value $0.0001 per share; 500,000,000 shares authorized at December 31, 2018 and 2017; 87,678,812 and 87,062,578 shares issued at December 31, 2018 and 2017, respectively; and 87,560,694 and 86,843,928 shares outstanding at December 31, 2018 and 2017, respectively	9	9
Additional paid-in-capital	963,458	898,729
Accumulated other comprehensive loss	(3,554)	(933)
Accumulated deficit	(1,228,674)	(1,089,369)

Total stockholders’ deficit	(268,761)	(191,564)

Total liabilities and stockholders’ deficit	$1,265,096	$1,403,175

Gogo Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31
	2018	2017
Operating activities:
Net loss	$(162,031)	$(171,995)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	133,617	145,490
Loss on asset disposals, abandonments and write-downs	13,352	8,960
Gain on transition to airline-directed model	(21,551)	—
Deferred income taxes	(3,821)	(2,281)
Stock-based compensation expense	16,912	19,821
Amortization of deferred financing costs	4,280	3,743
Accretion and amortization of debt discount and premium	18,255	18,286
Loss on extinguishment of debt	19,653	—
Adjustment of deferred financing costs	—	—
Changes in operating assets and liabilities:
Accounts receivable	(17,064)	(43,798)
Inventories	(50,762)	4,723
Prepaid expenses and other current assets	(3,106)	4,990
Contract assets	(30,485)	—
Accounts payable	(3,864)	3,402
Accrued liabilities	13,281	24,941
Deferred airborne lease incentives	(7,705)	20,407
Deferred revenue	(1,021)	21,477
Accrued interest	(955)	7,213
Warranty reserves	8,009	(152)
Other non-current assets and liabilities	(7,305)	(4,971)

Net cash provided by (used in) operating activities	(82,311)	60,256

Investing activities:
Purchases of property and equipment	(108,632)	(252,375)
Acquisition of intangible assets—capitalized software	(23,031)	(27,855)
Purchases of short-term investments	(39,323)	(317,418)
Redemptions of short-term investments	212,792	443,103
Other, net	—	(2,850)

Net cash provided by (used in) investing activities	41,806	(157,395)

Financing activities:
Proceeds from issuance of convertible notes	237,750	—
Redemption of convertible notes	(200,438)	—
Proceeds from issuance of senior secured notes	—	181,754
Payments on amended and restated credit agreement	—	—
Payment of debt issuance costs	(8,054)	(3,630)
Payments on capital leases	(2,340)	(2,961)
Stock-based compensation activity	396	(227)

Net cash provided by financing activities	27,314	174,936

Effect of exchange rate changes on cash	578	743

Increase (decrease) in cash, cash equivalents and restricted cash	(12,613)	78,540
Cash, cash equivalents and restricted cash at beginning of period	203,729	125,189

Cash, cash equivalents and restricted cash at end of period	$191,116	$203,729

Cash, cash equivalents and restricted cash at end of period	191,116	203,729
Less: current restricted cash	1,535	500
Less: non-current restricted cash	5,426	6,873

Cash and cash equivalents at end of period	$184,155	$196,356

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months		For the Years Ended
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Aircraft online (at period end)	2,551	2,840	2,551	2,840
Satellite	670	416	670	416
ATG	1,881	2,424	1,881	2,424
Total aircraft equivalents (average during the period)	2,673	2,893	2,818	2,835
Net annualized average monthly service revenue per aircraft equivalent (annualized ARPA) (in thousands)	$113	$119	$111	$114

Commercial Aviation Rest of World

	For the Three Months		For the Years Ended
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Aircraft online (at period end)	589	391	589	391
Total aircraft equivalents (average during the period)	498	322	418	268
Net annualized ARPA (in thousands)	$144	$183	$149	$192

•

Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW.

•

Aircraft equivalents. We define aircraft equivalents for a segment as the number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month-end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•

Net annualized average monthly service revenue per aircraft equivalent (“ARPA”). We define net annualized ARPA as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period, less revenue share expense and other transactional costs which are included in cost of service revenue for that segment, divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period, which is then annualized and rounded to the nearest thousand. Beginning with the three month period ended March 31, 2018, we changed the calculation of ARPA to be net of revenue share expense and other transactional expenses in order to better reflect the financial statement impact of revenues generated under both the turnkey model and airline-directed model. The amounts reported above for the year ended December 31, 2017 reflect this change in methodology. ARPA for the CA-NA segment for the three months and year ended December 31, 2017 was originally reported as $144 thousand and $140 thousand, respectively. ARPA for the CA-ROW segment for the three month and year ended December 31, 2017 was originally reported as $201 thousand and $214 thousand, respectively.

Business Aviation

	For the Three Months		For the Years Ended
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Aircraft online (at period end)
Satellite	5,124	5,443	5,124	5,443
ATG	5,224	4,678	5,224	4,678
Average monthly service revenue per aircraft online
Satellite	$249	$251	$243	$237
ATG	3,036	2,953	3,027	2,876
Units sold
Satellite	145	109	460	412
ATG	235	235	1,062	831
Average equipment revenue per unit sold (in thousands)
Satellite	$37	$48	$39	$43
ATG	68	61	66	57

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•

Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•

Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. For the year ended December 31, 2018, we recognized revenue on 34 AVANCE units that were previously deferred.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss) (1)

(in thousands, Unaudited)

	For the Three Months Ended
	December 31, 2018
	CA-NA	CA-ROW	BA
Service revenue	$89,396	$19,326	$51,315
Equipment revenue	7,880	27,057	22,250

Total revenue	$97,276	$46,383	$73,565

Segment profit (loss)	$8,832	$(24,711)	$35,559

	For the Three Months Ended
	December 31, 2017
	CA-NA	CA-ROW	BA
Service revenue	$103,224	$15,299	$45,465
Equipment revenue	1,895	1,567	20,560

Total revenue	$105,119	$16,866	$66,025

Segment profit (loss)	$23,486	$(24,910)	$26,763

	For the Year Ended
	December 31, 2018
	CA-NA	CA-ROW	BA
Service revenue	$367,368	$66,402	$196,377
Equipment revenue (2)	101,849	67,992	93,776

Total revenue	$469,217	$134,394	$290,153

Segment profit (loss)	$26,228	$(94,537)	$139,739

	For the Year Ended
	December 31, 2017
	CA-NA	CA-ROW	BA
Service revenue	$393,484	$53,542	$170,880
Equipment revenue	7,129	4,323	69,732

Total revenue	$400,613	$57,865	$240,612

Segment profit (loss)	$66,802	$(106,978)	$99,409

(1)

Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, and certain non-cash items (including amortization of deferred airborne lease incentives, stock-based compensation expense, adjustment to deferred financing costs, loss on extinguishment of debt, amortization of STC costs and the accounting impact of the transition to the airline-directed model).

(2)

CA-NA equipment revenue for year ended December 31, 2018 includes the accounting impact of the transition of one of our airline partners to the airline-directed model. See Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements included in our Annual Report of Form 10-K for the year ended December 31, 2018.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months		% Change
	Ended December 31,		2018 over
	2018	2017	2017
CA-NA	$42,915	37,232	15.3%
BA	11,183	11,345	(1.4%)
CA-ROW	19,471	17,963	8.4%

Total	$73,569	66,540	10.6%

	For the Year End		% Change
	Ended December 31,		2018 over
	2018	2017	2017
CA-NA	$174,726	149,671	16.7%
BA	42,833	40,821	4.9%
CA-ROW	74,083	77,842	(4.8%)

Total	$291,642	268,334	8.7%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months		% Change
	Ended December 31,		2018 over
	2018	2017	2017
CA-NA	$7,141	1,425	401.1%
BA	12,972	12,981	(0.1%)
CA-ROW	31,528	2,525	1,148.6%

Total	$51,641	16,931	205.0%

	For the Year End		% Change
	Ended December 31,		2018 over
	2018	2017	2017
CA-NA	$90,661	7,071	1,182.2%
BA	55,416	46,632	18.8%
CA-ROW	76,167	4,851	1,470.1%

Total	$222,244	58,554	279.6%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(59,688)	$(41,138)	$(162,031)	$(171,995)
Interest expense	30,871	30,190	122,809	111,944
Interest income	(985)	(965)	(4,292)	(2,964)
Income tax provision (benefit)	166	(2,942)	(3,293)	(1,997)
Depreciation and amortization	33,170	48,669	133,617	145,490

EBITDA	3,534	33,814	86,810	80,478
Stock-based compensation expense	4,381	4,814	16,912	19,821
Amortization of deferred airborne lease incentives	(8,484)	(13,717)	(31,650)	(41,816)
Amortization of STC costs	304	—	1,023	—
Transition to airline-directed model	—	—	(21,551)	—
Loss on extinguishment of debt	19,653	—	19,653	—

Adjusted EBITDA	$19,388	$24,911	$71,197	$58,483

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(7,251)	$(65,992)	$(131,663)	$(280,230)
Change in deferred airborne lease incentives (2)	(3,598)	9,264	(7,227)	18,120
Amortization of deferred airborne lease incentives (2)	8,427	13,601	31,252	41,595

Cash CAPEX	$(2,422)	$(43,127)	$(107,638)	$(220,515)

Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (1)	$9,585	$64,465	$(82,311)	$60,256
Less consolidated capital expenditures (GAAP) (1)	(7,251)	(65,992)	(131,663)	(280,230)

Free Cash Flow	$2,334	$(1,527)	$(213,974)	$(219,974)

(1)	See consolidated statements of cash flows.
(2)

Excludes deferred airborne lease incentives and related amortization associated with STC costs for the three and twelve month periods ended December 31, 2018 and 2017 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives, (iii) amortization of STC costs, (iv) the accounting impact of the transition to the airline-directed model and (v) loss on extinguishment of debt. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives and amortization of STC costs from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss. Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives and amortization of STC costs, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements.

We believe it is useful for an understanding of our operating performance to exclude the accounting impact of the transition by one of our airline partners to the airline-directed model and the loss on extinguishment of debt from Adjusted EBITDA because of the non-recurring nature of these activities.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines. Historically, Cash CAPEX provided a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements. This metric was used through 2018. However, going forward, we have determined that Free Cash Flow provides more meaningful information regarding the Company’s liquidity. Accordingly, 2019 guidance for Free Cash Flow has been provided and Cash CAPEX will no longer be reported as a Non-GAAP measure.

Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment and the acquisition of intangible assets. We believe Free Cash Flow provides meaningful information regarding the Company’s liquidity.